UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934 (Amendment No. ___)
SPX Flow, Inc.
(Name of Issuer)
Common Stock, $0.01 par value
(Title of Class of Securities)
78469X107
(CUSIP Number)
October 12, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[  ]   Rule 13d-1(d)

_______________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 78469X107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (VOLUNTARY) (ENTITIES ONLY):
	APG Asset Management US Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	2,134,724
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	2,134,724
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		2,134,724
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.03%*
12	TYPE OF REPORTING PERSON		CO

* Based on 42,426,470 shares of Common Stock outstanding as of July 31, 2020, as reported in the Issuer’s Report on Form 10-Q for the period ended June 27, 2020 filed with the Securities and Exchange Commission on August 4, 2020.

CUSIP No. 78469X107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (VOLUNTARY) (ENTITIES ONLY):
	APG Asset Management, N.V.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) [ ] (b) [ X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Kingdom of the Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	2,134,724
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	2,134,724
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		2,134,724
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.03%*
12	TYPE OF REPORTING PERSON		CO
* Based on 42,426,470 shares of Common Stock outstanding as of July 31, 2020, as reported in the Issuer’s Report on Form 10-Q for the period ended June 27, 2020 filed with the Securities and Exchange Commission on August 4, 2020.

CUSIP No. 78469X107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (VOLUNTARY) (ENTITIES ONLY):
	APG Groep, N.V.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Kingdom of the Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	2,134,724
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	2,134,724
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		2,134,724
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.03%*
12	TYPE OF REPORTING PERSON		CO

* Based on 42,426,470 shares of Common Stock outstanding as of July 31, 2020, as reported in the Issuer’s Report on Form 10-Q for the period ended June 27, 2020 filed with the Securities and Exchange Commission on August 4, 2020.

CUSIP No. 78469X107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (VOLUNTARY) (ENTITIES ONLY):
	Stichting Pensioenfonds ABP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Kingdom of the Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	2,134,724
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	2,134,724
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		2,134,724
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.03%*
12	TYPE OF REPORTING PERSON		EP

* Based on 42,426,470 shares of Common Stock outstanding as of July 31, 2020, as reported in the Issuer’s Report on Form 10-Q for the period ended June 27, 2020 filed with the Securities and Exchange Commission on August 4, 2020.

CUSIP No. 78469X107

SCHEDULE 13G

ITEM 1(a) -	NAME OF ISSUER: SPX Flow, Inc.

ITEM 1(b) -	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES: 13320 Ballantyne Corporate Place, Charlotte, NC 28277

ITEM 2(a) -	NAME OF PERSON FILING: (1) APG Asset Management US Inc. (2) APG Asset Management, N.V. (3) APG Groep, N.V. (4) Stichting Pensioenfonds ABP
The Joint Filing Agreement among the Reporting Persons is filed herewith as Exhibit 1.
ITEM 2(b) -	ADDRESS OF PRINCIPAL BUSINESS OFFICE:
(1) 666 3rd Ave., 2nd Floor, New York, NY 10017 (2) Gustav Mahlerplein 3, 1082 MS Amsterdam (3) Oude Lindestraat 70, Postbus 6401, Heerlen, Netherlands (4) PO Box 4806, 6401 JL Heerlen, Netherlands
ITEM 2(c) -
CITIZENSHIP:

(1) Delaware, United States of America (a Delaware corporation)
(2) Kingdom of the Netherlands (a Dutch corporation)
(3) Kingdom of the Netherlands (a Dutch corporation)
(4) Kingdom of the Netherlands (a Dutch pension plan)

ITEM 2(d) -	TITLE OF CLASS OF SECURITIES: Common Stock, $0.01 par value

ITEM 2(e) -	CUSIP NUMBER: 78469X107

ITEM 4 -	OWNERSHIP: The information requested in this item is incorporated herein by reference to the cover pages to this Schedule 13G.

APG Asset Management, N.V. ("APG NL") is wholly-owned by APG Groep, N.V. (“APG Groep”) and is the investment manager with respect to the securities to which this statement relates.  Pursuant to an Investment Management Agreement, APG NL has delegated its investment and voting power with respect to such securities to APG Asset Management US, Inc. (“APG US”), which is its wholly-owned subsidiary.  Stichting Pensioenfonds ABP is the majority owner of APG Groep.  By virtue of the relationships described above, each of the Reporting Persons may be deemed to share beneficial ownership of the securities to which this statement relates and may be deemed to be a member of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended). However, each Reporting Person disclaims membership in any such group, and further, each Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

ITEM 5 -	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
Not applicable.

CUSIP No. 78469X107

ITEM 6 -	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
Not applicable.
ITEM 7 -	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT COMPANY:
Not applicable.
ITEM 8 -	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
Not applicable.
ITEM 9 -	NOTICE OF DISSOLUTION OF GROUP:
Not applicable.
ITEM 10 -	CERTIFICATION:

By signing below the undersigned certify that, to the best of the undersigned’s knowledge and belief, the securities referred to herein were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 78469X107
SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: October 13, 2020

APG ASSET MANAGEMENT US, INC.

By:	/s/ Evan Gordon
Name:	Evan Gordon
Title:	Chief Compliance Officer

APG ASSET MANAGEMENT, N.V.

By:	/s/ Evan Gordon
Name:	Evan Gordon
Title:	Chief Compliance Officer

APG GROEP, N.V.

By:	/s/ Evan Gordon
Name:	Evan Gordon
Title:	Chief Compliance Officer

STICHTING PENSIOENFONDS ABP

By:	/s/ Evan Gordon
Name:	Evan Gordon
Title:	Chief Compliance Officer

CUSIP No. 78469X107

EXHIBIT 1
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G to which this Agreement is annexed as Exhibit 1, and any amendments thereto, is and will be filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Date: October 13, 2020

APG ASSET MANAGEMENT US, INC.

By:	/s/ Evan Gordon
Name:	Evan Gordon
Title:	Chief Compliance Officer

APG ASSET MANAGEMENT, N.V.

By:	/s/ Evan Gordon
Name:	Evan Gordon
Title:	Chief Compliance Officer

APG GROEP, N.V.

By:	/s/ Evan Gordon
Name:	Evan Gordon
Title:	Chief Compliance Officer

STICHTING PENSIOENFONDS ABP

By:	/s/ Evan Gordon
Name:	Evan Gordon
Title:	Chief Compliance Officer